Exhibit 10.12

SUNOCO, INC.

PENSION RESTORATION PLAN

As Amended and Restated Effective January 1, 2005

PURPOSE

Sunoco, Inc. (the “Company”) hereby amends and restates this Pension Restoration Plan effective January 1, 2005 for the purpose of providing to Participants (as hereinafter defined) retirement benefits which would otherwise be provided by either the Sunoco, Inc. Retirement Plan or the Puerto Rico Sun Oil Company Retirement Plan but for the restrictions on benefits payable under these plans by Sections 401(a)(17) and 415 of the Code. This Plan is intended to constitute an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE I

DEFINITIONS

1.01	“Actuarial Equivalent” means a benefit of equivalent current value to the benefit which would otherwise have been provided to the Participant, determined on the same basis as determined under the Applicable Sunoco Retirement Plan.

1.02	“Affiliated Company” means the Company and:

(a)	Any other corporation which is included within a “controlled group of corporations” within which Sunoco, Inc., is also included as determined under Section 1563 of the 1954 Internal Revenue Code without regard to subsections (a)(4) and (e)(3)(C) of said Section 1563;

(b)	Any other trades or businesses (whether or not incorporated) which, based on principles similar to those defining a “controlled group of corporations” for purposes of (a) above, are under common control; and

(c)	Any other organization so designated by the Board Committee.

1.03	“Applicable Sunoco Retirement Plan” means the Sunoco, Inc. Retirement Plan or the Puerto Rico Sun Oil Company Retirement Plan, whichever plan the Participant will receive benefits under.

1.04	“Beneficiary” means the person or persons, other than a contingent annuitant, designated by a Participant or retired Participant pursuant to Article IV.

1.05	“Board of Directors” means the Board of Directors of Sunoco, Inc.

1.06	“Board Committee” means those individual Directors who have been appointed by the Board of Directors with the powers and responsibilities specified in Article V and to which has been delegated any fiduciary responsibilities of the Board of Directors with respect to the Plan.

1.07	“Code” means the Internal Revenue Code of 1986, as amended.

1.08	“Company” means Sunoco, Inc. or any corporation which succeeds to the position of Sunoco, Inc. as common parent of the Sun Affiliated Group, within the meaning of regulations issued under the Internal Revenue Code.

1.09	“Effective Date” means September 2, 1974; as to this amendment and restatement, January 1, 2005; and as to any amendment, the effective date specified by the Board of Directors.

1.10	“Employee” means any individual who is employed by the Company or an Affiliated Company.

1.11	“Participant” means any Employee who is a participant in an Applicable Sunoco Retirement Plan, who: (i) has had his retirement benefit under that plan reduced due to Statutory Limitations or (ii) has received Restricted Stock Unit Income.

1.12	“Plan” means the Sunoco, Inc. Pension Restoration Plan as set forth in this document and as it may from time to time be amended.

1.13	“Plan Administrator” means the individual or entity designated as such by the Board Committee pursuant to Article V.

1.14	“Plan Year” means the annual period beginning on January 1 of any year and ending on the following December 31.

1.15	“Spouse” means the individual who is the legally married husband or wife of a Participant.

1.16	“Statutory Limitations” means the limitations placed on the benefits that can be accrued under a qualified pension plan pursuant to Section 401(a)(17) and 415 of the Code.

1.17	“Termination Date” means the date on which a Participant separates from service as defined in Code Section 409A and the regulations issued thereunder.

ARTICLE II

CONTRIBUTIONS

2.01	Employer Contributions. All benefits payable under this Plan will be paid by the Company. A Participant will have no right, title or interest whatsoever in or to any investments which the

Company may make to aid in meeting such obligations as may arise under the Plan. Nothing contained in the Plan, nor any action taken pursuant to its provisions, will create or be construed to create a trust or a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to benefits under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made under the Plan will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.

2.02	Participant Contributions. No contributions by Participants will be required or permitted under this Plan.

2.03	Expenses of Administration. All expenses of administering this Plan will be paid by the Company.

ARTICLE III

RETIREMENT BENEFITS

3.01	Amount of Benefits. Benefits under the Plan will be determined as follows effective January 1, 2005.

(a)	Except as provided in Section 3.01(b), the benefit payable to a Participant or his Beneficiary will be equal to the excess of:

(i)	The benefits which would have been paid to the Participant or his Beneficiary under the Applicable Sunoco Retirement Plan, if the provisions of that plan were administered without regard to the Statutory Limitations, over

(ii)	The benefits payable to the Participant or his Beneficiary under the Applicable Sunoco Retirement Plan.

(b)	In the case of a Participant who is eligible for a benefit determined under Section 3.10 of the Sunoco, Inc. Retirement Plan or Section 6.11 of the Puerto Rico Sun Oil Company Retirement Plan (i.e., a “Rule of 60” benefit) on his Termination Date, and has not commenced such benefit at the time that benefits under this Plan commence, the benefit payable to a Participant or his Beneficiary will be equal to the excess of:

(i)	The benefit expressed as an Actuarial Equivalent lump sum that would be paid to the Participant or his Beneficiary under Section 3.10 of the

Sunoco, Inc. Retirement Plan or Section 6.11 of the Puerto Rico Sun Oil Company Retirement Plan at age 55, if the provisions of that plan were administered without regard to the Statutory Limitations, over

(ii)	The benefit expressed as an Actuarial Equivalent lump sum that would be paid to the Participant or his Beneficiary under Section 3.10 of the Sunoco, Inc. Retirement Plan or Section 6.11 of the Puerto Rico Sun Oil Company Retirement Plan at age 55.

The benefit determined under this Section 3.01(b) will be discounted to the date of commencement of benefits under the Plan using the same interest rate used in determining the Actuarial Equivalent lump sum under this Section 3.01(b).

3.02	Normal Form of Payment. Effective for benefits commencing on or after January 1, 2005, retirement benefits under this Plan will be in the form of a lump sum payment of the Actuarial Equivalent of the benefit determined under Section 3.01; provided, however, that Participants with a Termination Date before April 1, 2005 may elect an optional form of retirement income as provided in Article IV.

3.03	Commencement of Payments. The following provisions are effective January 1, 2005.

(a)	A Participant’s retirement income will commence the first day of the month following the Termination Date, except as provided in Section 3.03(b).

(b)	Payment of any retirement income (that is deferred compensation for purposes of IRC Section 409A) to any Participant who is a specified employee as defined in IRC Section 409A and the regulations promulgated thereunder shall be made as follows. Retirement income that is scheduled to be paid for the period which begins on such Participant’s Termination Date and ends on the date six months from such Participant’s Termination Date, shall not be paid as scheduled, but shall be accumulated and paid in a lump sum on the date six months after the Participant’s Termination Date. Simple interest will be paid on retirement income delayed hereunder from the date such payments would have been made to the Participant but for this subsection (b), to the date of actual payment, at the interest rate used to determine Actuarial Equivalent lump sum payments under the Plan as of the Participant’s Termination Date.

ARTICLE IV

OPTIONAL FORMS OF RETIREMENT INCOME

4.01	Election of an Optional Form of Payment. Effective for benefits commencing before April 1, 2005, not later than thirty (30) days prior to a Participant’s retirement date a Participant may elect in lieu of the normal form of retirement income, an optional form of retirement income which is the Actuarial Equivalent of the monthly income determined under Section 3.01. Each election, designation and revocation of an option will be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator.

4.02	Optional Forms of Payment. Effective for benefits commencing before April 1, 2005, a Participant may elect to receive an optional form of retirement income in the same form and manner as the Participant is receiving under the Applicable Sun Retirement Plan.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.01	Allocation and Delegation of Fiduciary Responsibilities. Fiduciary responsibilities with respect to the Plan are to be allocated as set forth in this Article V. A fiduciary will have only those specific powers, duties, responsibilities and obligations as are specifically given him under this Plan. It is intended that each fiduciary be responsible for the proper exercise of his own powers, duties, responsibilities and obligations under this Plan, and generally will not be responsible for any act or failure to act of another fiduciary. A fiduciary may delegate to any person or entity, who may or may not be a fiduciary, any of its powers or duties under the Plan.

5.02	Powers and Responsibilities of the Board of Directors. The Board of Directors has the following powers and responsibilities:

(a)	To authorize amendments to the Plan;

(b)	To terminate the Plan; and

(c)	To appoint and remove members of the Board Committee, as set forth in Section 5.03, below.

5.03	Board Committee.

(a)

The Board Committee will consist of at least three Directors who will be appointed by and serve at the pleasure of the Board of Directors. The Board of Directors will also appoint one member of the Board Committee to act as Chairman of such Committee. Vacancies will be filled in the same manner as appointments. Any member of the Board Committee may resign by delivering a written resignation to the Board of Directors, to become effective upon delivery or at any other date specified therein.

(b)	The members of the Board Committee will appoint a Secretary who may, but need not be, a member of the Board Committee. The Board Committee may, in writing, delegate some or all of its powers and responsibilities as specified in Section 5.03(d) to any other person or entity, who may or may not be a fiduciary.

(c)	The Board Committee will hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Board Committee at the time in office will constitute a quorum for the transaction of business at all meetings and a majority vote of those present at any meeting will be required for action. The Board Committee may also act by written consent of a majority of its members.

(d)	The Board Committee will have the following powers and responsibilities:

(i)	To prepare periodic administration reports to the Board of Directors which will show, in reasonable detail, the administrative operations of the Plan;

(ii)	To appoint and remove the Plan Administrator; and

(iii)	To appoint and remove other fiduciaries.

5.04	Plan Administrator.

(a)	The Plan Administrator will be appointed by and serve at the pleasure of the Board Committee. The Plan Administrator may resign by delivering a written resignation to the Board Committee, to be effective on delivery or at any other date specified therein. Upon the resignation or removal of the Plan Administrator, a successor Plan Administrator will be appointed by the Board Committee.

(b)	The Plan Administrator may, in writing, delegate some or all of his powers and responsibilities as set forth in Section 5.04(c) to any other person or entity, who may or may not be a fiduciary.

(c)	The Plan Administrator will adopt such rules for administration of the Plan as he considers desirable, provided they do not conflict with the Plan. Records of administration of the Plan will be kept, and Participants and their Spouses, Beneficiaries and contingent annuitants may examine records pertaining directly to themselves. The Plan Administrator will have the following powers and responsibilities:

(i)	To select and terminate an actuary for the Plan.

(ii)	To establish and maintain claims review procedures.

(iii)	To construe the Plan, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to administer the Plan, with any instructions or interpretation of the Plan made in good faith by the Plan Administrator to be final and conclusive for all purposes.

(iv)	To comply with any requirements of the Employee Retirement Income Security Act of 1974 with respect to filing reports with governmental agencies.

(v)	To provide Employees with any and all information required by the Employee Retirement Income Security Act of 1974.

(vi)	To approve any actuarial assumptions.

(vii)	To coordinate any necessary audit process with respect to reports on administration data.

(viii)	To conduct routine Plan administration.

5.05	Employment of Agents. The fiduciaries may retain such counsel, actuarial, medical, accounting, clerical and other services as they may require to carry out the provisions and purposes of the Plan.

5.06	Reliance on Reports and Certificates. Fiduciaries under the Plan and the officers and managers and Employees of the Company and any Affiliated Company will be entitled to rely upon all tables, valuations, certificates and reports furnished by a duly appointed actuary, insurance company, or by any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

5.07	Compensation. Fiduciaries under the Plan will not receive any compensation for their services as such.

5.08	Fiduciary’s Own Participation. A fiduciary may not act, vote or otherwise influence a decision specifically relating to his own participation under the Plan.

5.09	Liability for Administration of the Plan. In the administration of the Plan, neither a fiduciary, nor any officers, directors or Employees of the Company or any Affiliated Company or their agents will be liable jointly or severally for any loss due to his or its error or acts of omission or commission, except for his or its own individual misconduct. The Company will indemnify each fiduciary, officer, director or Employee of the Company and any Affiliated Company from any and all expenses arising out of his or its responsibilities under the Plan, excepting such expenses and liabilities arising out of his or its own individual willful misconduct.

ARTICLE VI

GENERAL PROVISIONS

6.01	Right to Amend or Terminate. The Company expects and intends to continue the Plan indefinitely, but necessarily reserves the right, by action of the Board of Directors, to amend, alter, suspend or terminate the Plan in whole or in part, and at any time. However, if the Board of Directors should amend, alter, suspend or terminate the Plan, the Company will be liable for any benefits accrued under this Plan (determined on the basis of each employee’s presumed termination of employment as of the date of such amendment, alteration, suspension or termination) as of the date of such action.

6.02	Alienation of Benefits. No benefits payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any action by way of anticipating, alienating, selling, transferring, assigning, pledging, encumbering or charging the same will be void and of no effect nor will any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

6.03	Payment to Minors and Incompetents. If a Participant, Spouse, contingent annuitant or Beneficiary entitled to receive any benefits hereunder is a minor, or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian or committee of such minor or incompetent, or they may be paid to such person or persons who the Plan Administrator believes is or are caring for or supporting such minors or incompetents. Any such payments, to the extent thereof, will be a complete discharge for the payment of such benefit.

6.04	Unclaimed Benefits. If any benefit under the Plan had been payable to and unclaimed by any person for a period of four years since the whereabouts or existence of such person was last known to the Plan Administrator, the Plan Administrator may direct that all rights of such person to payments accrued and to future payments be terminated absolutely, provided that if such person subsequently appears and identifies himself to the satisfaction of the Plan Administrator, then the liability will be reinstated.

6.05

Plan Voluntary. The Plan is purely voluntary on the part of the Company. Neither the establishment of the Plan, nor any amendment thereto, nor the creation of any fund or account, nor the payment of any benefit will be construed as conferring upon any Employee or Participant the right to be retained in the employ of the Company or any

Affiliated Company, and all Employees and Participants will remain subject to discharge, discipline or termination to the same extent as if the Plan had never been established.

6.06	Gender. Whenever used herein, the masculine pronoun will include the feminine and the singular the plural, unless a different meaning is plainly required by the context.

6.07	Construction. The Plan will be construed, enforced and administered according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law, which shall otherwise control. In the event any provision of the Plan is held illegal or invalid for any reason, it will not affect the remaining provisions of the Plan, but the Plan will be construed and enforced as if such illegal and invalid provision had not been included therein.